EXHIBIT 10.2

PRIMERICA, INC.

Restated Nonqualified Stock Option Award Agreement

Background.  On February 11, 2014, Primerica, Inc. (“Primerica”) granted to [NAME] (the “Participant”) a Nonqualified Stock Option to purchase shares (the “Options”) of Primerica’s common stock, par value $.01 per share (“Common Stock”) pursuant to the Primerica, Inc. Amended and Restated 2010 Omnibus Incentive Plan (the “Plan”), subject to the terms, conditions and restrictions detailed in the Plan and in the original 2014 Nonqualified Stock Option Award Agreement (the “Award Agreement”).

Restatement of Award Agreement.  Primerica hereby restates the Award Agreement, effective as of August 31, 2014, to provide for full vesting of any of the Options that otherwise remain unvested upon the Participant’s termination of employment qualifying as a Retirement (as defined below).  On and after August 31, 2014, the terms applicable to the Options are contained in the Plan and in this Restated Nonqualified Stock Option Award Agreement (the “Agreement”), which replaces the Award Agreement in its entirety.  Capitalized terms not defined herein shall have the meaning assigned to such terms in the Plan.

1. Grant of Options.

Grant Date:	February 11, 2014
Number of Options:	[# SHARES]
Exercise Price:	$41.20
Vesting Dates (one-third of the Options vesting on each vesting date):	March 1, 2015
March 1, 2016 March 1, 2017
Expiration Date	February 11, 2024

2. Termination of Employment.  Notwithstanding anything to the contrary herein, upon a termination of the Participant’s employment, the Options shall be treated as follows:

(a) Voluntary Resignation; Termination for Cause.  If the Participant voluntarily terminates employment with Primerica for any reason (other than upon a Retirement as described in Section 3(d)), or if Primerica terminates the Participant’s employment for Cause, vesting of the Options will cease on the date the Participant’s employment is so terminated, the unvested portion of the Options (if any) will be immediately cancelled and the Participant shall have no further rights of any kind with respect to any unvested Options. Any portion of the Options that have previously vested (and remain unexercised) on the date such Participant’s employment terminates may be exercised by the Participant until the earlier of (i) 30 days after the date of the Participant’s employment termination and (ii) the Expiration Date specified in Section 1.  Any vested Options not exercised by such date will be cancelled and the Participant shall have no further rights of any kind with respect to any of the Options.

(b) Death or Involuntary Termination Other than for Cause.  If the Participant’s employment is terminated by Primerica for any reason other than Cause (other than following the Participant’s disability, as described below), or upon the Participant’s death, the unvested portion of the Options (if any) will vest as of the termination date.  In such event, the Participant’s unexercised Options may be exercised until the earlier of (i) three years after the date of the Participant’s employment termination and (ii) the Expiration Date specified in Section 1.  Any Options not exercised by such date will be cancelled and the Participant shall have no further rights of any kind with respect to any of the Options.

(c) Disability.  The Options will continue to vest during the first 12 months of the Participant’s approved disability leave pursuant to the Primerica disability policy applicable to the Participant (the “Disability Policy”). If the Participant remains on an approved disability leave for more than one year pursuant to the Disability Policy, the unvested portion of the Options (if any) will vest as of the first anniversary of the commencement of such approved disability leave.  In such event, the Participant’s unexercised Options may be exercised until the earlier of (i) the third anniversary of the commencement of such approved disability leave and (ii) the Expiration Date specified in Section 1.  Any Options not exercised by such date will be cancelled and the Participant shall have no further rights of any kind with respect to any of the Options.

Restated Employee Nonqualified Stock Option Award Agreement

Approved as of August 31, 2014

(d) Retirement.  If the Participant voluntarily terminates employment with Primerica after having attained at least the age of 55 and with the sum of the Participant’s age (in whole years) plus the Participant’s Years of Service (as defined below) equaling 75 or more on the date of such termination (a “Retirement”), the unvested Options (if any) will vest as of the date of such Retirement.  For purposes of this Agreement, the term “Years of Service” shall mean the total number of years the Participant’s period of service to Primerica and any Subsidiary as of the date the Participant terminates employment.  In such event, the Participant’s unexercised Options may be exercised until the earlier of (i) three years after the date of the Participant’s employment termination and (ii) the Expiration Date specified in Section 1.  Any Options not exercised by such date will be cancelled and the Participant shall have no further rights of any kind with respect to any of the Options.

3. Stockholder Rights.  The Participant shall not have any of the rights of a holder of shares of Common Stock with respect to the Options until the Options are vested and exercised including, without limitation, the right to vote such shares and the right to receive dividends or other distributions with respect to such shares.

4. Exercise of Options.  The vested portion of the Options may be exercised in whole or in part (but in no event with respect to a fractional share) in any of the methods of exercise and forms of payment permitted by the Committee pursuant to the terms of the Plan.  A completed exercise form, electronic or otherwise, in such form as specified by the Committee, shall be accompanied by payment in full for the Options that the Participant desires to purchase through such exercise and provision for all applicable withholding taxes.  Such exercise shall be effective on the date the properly completed exercise form and payment in full are actually received by Primerica.

5. Delivery of Shares.  As promptly as practicable after receipt by Primerica of such exercise form and the full purchase price for the Options and provision for applicable withholding taxes, Primerica shall cause to be issued to the Participant stock certificate(s) for the number of shares of Common Stock being purchased, which shall evidence fully paid and nonassessable shares.  Primerica’s delivery of Common Stock following exercise of all of the Options shall discharge all of its duties and responsibilities under this Agreement.

6. Nontransferable.  As provided by the terms of the Plan, no rights granted under this Agreement, nor any shares of Common Stock issued in connection with exercise of the Options during a period of restriction or transferability, if any, shall be transferable or assignable by the Participant (or by any other person), and they may not be pledged or hypotheticated in any way, except as described herein.  All rights granted under this Agreement shall be exercisable during the Participant’s lifetime only by the Participant; provided that, the Participant may during his lifetime transfer rights granted hereunder, or shares of Common Stock issued hereunder during a period of restriction or transferability, if any, to a “family member” (as defined by the general instructions to Form S-8 under the Securities Act of 1933), in which event such rights shall be exercised by such transferee(s), subject to such conditions and limitations as the Committee may prescribe.  If any portion of the Options remains exercisable after the death of the Participant, the personal representative of the Participant’s estate, or recipient thereunder pursuant to the terms of the Participant’s will or the applicable laws of descent and distribution, thereafter shall be treated as the Participant under this Agreement.  Any attempted transfer, assignment, pledge or other disposition, or exercise contrary to the provisions of this Agreement, shall be null and void and without legal effect.

7. Consent to Electronic Delivery.  In lieu of receiving documents in paper format, by receipt of the Options, the Participant consents, to the fullest extent permitted by law, to electronic delivery of any documents that Primerica may be required to deliver (including, but not limited to, stock certificates, prospectuses, prospectus supplements, grant or award notifications and agreements and all other forms or communications) in connection with the Options. Electronic delivery of a document to the Participant may be via a Primerica e-mail system or by reference to a location on an Internet site to which the Participant has access.

8. Tax Withholding.  The Participant shall be solely responsible for any applicable taxes (including, without limitation, income, payroll and excise taxes) and penalties, and any interest that accrues thereon, incurred in connection with the Options.  Upon exercise of the Options, Primerica shall have the right to require payment of, or may deduct or sell a number of shares sufficient to cover, withholding of any applicable federal, state, local, foreign or other governmental taxes or charges required by law and to take such other action as may be necessary to satisfy any such withholding obligations.

9. Compliance with EESA.  To the extent that the Participant and the Options are subject to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, and any regulations, guidance or interpretations that may from time to time be promulgated thereunder (“EESA”), then any payment of any kind provided for by, or accrued with respect to, the Options must comply with EESA, and the Agreement and the Plan will be interpreted or reformed to so comply.  If requested by Primerica, the Participant will grant to the U.S. Treasury Department (or other body of the U.S. government) and to Primerica a waiver in a form acceptable to the U.S. Treasury Department (or other body) and Primerica releasing the U.S. Treasury Department (or other body) and Primerica from any claims that the Participant may otherwise have as a result of the issuance of any regulations, guidance or interpretations that adversely modify the terms of the Options that would not otherwise comply with the executive compensation and corporate governance requirements of EESA or any securities purchase agreement or other agreement entered into between Primerica or its affiliates and the U.S. Treasury Department (or other body) pursuant to EESA.

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Restated Employee Nonqualified Stock Option Award Agreement

Approved as of August 31, 2014

10. Entire Agreement.  The Agreement and the Plan constitute the entire understanding between Primerica and the Participant regarding the Options and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof.

11. No Right to Employment.  Nothing contained herein, in the Plan, or in any prospectus shall confer upon the Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

12. Arbitration.  Any disputes related to the Options shall be resolved by arbitration in accordance with Primerica’s arbitration policies. In the absence of an effective arbitration policy, the Participant acknowledges and agrees that any dispute related to the Options shall be submitted to arbitration in accordance with the Commercial Rules of the American Arbitration Association, if so elected by Primerica in its sole discretion.

13. Conflict. In the event of a conflict between the Agreement and the Plan, the Plan shall control.

14. Governing Law.  The Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

15. Internal Revenue Code Section 409A.  The intent of the parties is that the Options granted hereunder be exempt from Section 409A of the Code, and, to the maximum extent permitted, the Agreement and the Plan shall be interpreted and be administered accordingly.

16. Successors and Assigns.  The Agreement shall be binding on all successors and assigns of the Participant, including, without limitation, the estate of the Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

17. Reimbursement or Cancellation of Certain Awards.  In the event that the Committee determines that the Options (to the extent granted based on the achievement of performance metrics) would not have been granted, vested or paid absent fraud or misconduct of the Participant, the Committee, in its discretion, shall take such action as it deems necessary or appropriate to address the fraud or misconduct.  Such actions may include, without limitation and to the extent permitted by applicable law, in appropriate cases, causing the partial or full cancellation of any Options granted to the Participant or requiring partial or full repayment of the value of the Common Stock acquired on settlement of the Options, in each case as the Committee determines to be in the best interests of Primerica.

18. Binding Effect.  This Option shall be binding upon Primerica and the Participant and their respective heirs, executors, administrators and successors.

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Restated Employee Nonqualified Stock Option Award Agreement

Approved as of August 31, 2014